UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 15, 2010 (July 13, 2010)

Aircastle Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-32959	98-0444035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Aircastle Advisor LLC 300 First Stamford Place, Stamford, Connecticut	06902
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(203) 504-1020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 13, 2010, Aircastle Limited (the "Company") entered into an employment agreement (the "Employment Agreement") with Ron Wainshal ("Executive"), Chief Executive Officer of the Company, which amends and restates Mr. Wainshal's existing employment letter with the Company, dated May 2, 2005, in its entirety.  The following summary of certain provisions of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

In accordance with the approach to executive compensation detailed in the Company’s 2010 proxy statement, the Compensation Committee of the Company’s Board of Directors considered all elements of Mr.Wainshal’s compensation, including the base salary, discretionary bonus awards, and restricted share grants. The Committee carefully analyzed prevailing compensation practices among the peer group described in the 2010 proxy statement, and it also considered the recommendations of the consulting firm Towers Watson.  The Committee determined that the changes described below are appropriate steps designed to bring Mr. Wainshal’s employment agreement in line with market norms for comparable companies.

The term of the Employment Agreement will continue until December 31, 2012, unless Mr. Wainshal's employment is earlier terminated under the terms of the Employment Agreement, provided that, commencing on January 1, 2013, and each anniversary thereafter, the Employment Agreement will be renewed for an additional one-year period unless the Company or Mr. Wainshal provides at least 60 days' advance notice of its or his intent to not renew the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Wainshal will receive an annual base salary of $600,000, effective January 1, 2010.  In addition, Mr. Wainshal will be eligible to receive a targeted annual cash incentive award equal to 100% of his annual base salary as in effect from time to time and a targeted annual equity grant ("Annual Equity Grant") with a value equal to 200% of his annual base salary as in effect from time to time, in each case based on the achievement of performance criteria determined annually by the Compensation Committee of the Company's Board of Directors.  The Annual Equity Grant will be subject to vesting over a three-year period, generally subject to Mr. Wainshal's continued employment with the Company on the applicable vesting date.

In the event that Mr. Wainshal's employment is terminated by the Company without "cause" or by Mr. Wainshal with "good reason" (each as defined in the Employment Agreement) and Mr. Wainshal executes a general release of claims and complies with the restrictive covenants described below, Mr. Wainshal will be entitled to (i) an amount equal to the sum of the base salary and target annual bonus for the year of termination, payable over a one-year period (two times such amount and payable in a lump sum if the termination occurs within 120 days prior to or within one-year following a "change in control" (as defined in the Employment Agreement)), (ii) a pro-rata annual bonus for the year of termination, (iii) reimbursement of COBRA premiums for up to 12 months and (iv) vesting of all outstanding equity awards.

The Employment Agreement provides that if any amounts to be paid to Mr. Wainshal by the Company or any of its affiliates, whether under the Employment Agreement or otherwise, would constitute "excess parachute payments" subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the amount will be reduced to the extent necessary to avoid the excise tax, but only if such reduction results in a higher after-tax payment to Mr. Wainshal.

The Employment Agreement provides that Mr. Wainshal will not compete with the Company for six months following the termination of his employment for any reason.  In addition, the Employment Agreement provides that Mr. Wainshal will not solicit (i) the employees of the Company or its affiliates or (ii) the clients or customers of the Company, in each case for 12 months following the termination of his employment for any reason.

In connection with the Compensation Committee’s review of market practices with respect to restricted share awards for Mr. Wainshal, the Company has agreed to amend the restricted share award agreements entered into with Mr. Wainshal in each of December 2007 and January 2009, to provide for an accelerated vesting schedule for certain unvested restricted shares granted to Mr. Wainshal thereunder.  The effect of such amendments is to increase the number of common shares of the Company vesting in 2010 and 2011 by approximately 40,000 common shares and consequently reduce the number of common shares vesting in 2012-14 by the same number.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1    Employment Agreement, dated July 13, 2010, by and between Aircastle Advisor LLC and Ron Wainshal

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRCASTLE LIMITED
(Registrant)

/s/ David Walton
David Walton
Chief Operating Officer, General Counsel and Secretary

Dated: July 15, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Employment Agreement, dated July 13, 2010, by and between Aircastle Limited and Ron Wainshal